12/11/98


Board of Directors
SGI International
1200 Prospect Street, Suite 325
La Jolla, CA 92037

     Re: Form S-2 Registration Statement

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-2 (the
"Registration Statement") to be filed by you with the Securities and Exchange Commission on or about December 11, 1998, in connection with the registration for resale under the Securities Act of 1933, as amended, of 13,405,570 shares of your Common Stock (plus an indeterminate number of additional shares of common stock relating to certain anti-dilution rights of preferred stock).

     We are familiar with the proceedings by which the Common Stock has been authorized, and we have reviewed and are familiar with the Articles of Incorporation, as amended, and the By-Laws of the Company and such other corporate records and documents as we have deemed necessary to express the opinion herein stated. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents and all documents submitted to us certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, we are of the opinion that the Common Stock to be sold and delivered in accordance with the Registration Statement will be legally issued, fully paid and nonassessable.

     We hereby consent to the references to this firm in the Legal Matters section of the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement and any amendments thereto.

                                        FISHER THURBER LLP


                                        By: /s/ David A. Fisher
                                            David A. Fisher